Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Vice President-Marketing Communications

Phone: (336) 454-7088

For immediate release: June 29, 2005

Hooker Furniture Reports Second Quarter Sales and Earnings

Martinsville, Va.: Hooker Furniture Corporation (NASDAQ-SCM: HOFT) today reported net sales of $88.7 million for its 2005 second quarter ended May 31, 2005. Net sales for the 2005 second quarter declined by 3.1% compared to 2004 record second quarter net sales of $91.5 million. Net income for the 2005 second quarter was $4.9 million, or $0.41 per share, compared to net income of $5.5 million, or $0.47 per share for the same prior year period.

For the first half of fiscal 2005, the Company reported net sales of $169.2 million, a 0.3% decrease from record first half sales of $169.7 million for the same 2004 period.

During the second quarter, sales of Bradington-Young upholstered leather furniture increased $2.5 million or 16.4%, to $17.8 million from $15.3 million during the prior year period. Sales of Hooker’s imported wood and metal furniture increased $1.1 million or 2.2%, to $49.6 million from $48.5 million in the 2004 second quarter. These sales gains in upholstered and imported furniture were more than offset by a decline in shipments of the Company’s domestically-produced wood furniture of $6.4 million or 23.0%, to $21.3 million in the 2005 second quarter from $27.7 million in the prior year period.

“We are pleased to have produced sales increases in upholstered and imported furniture during a time of industry-wide soft business at retail,” said Paul B. Toms Jr., Chairman and CEO. “While disappointed that this is the first quarter in over three years that we have not posted an overall year-over-year sales increase for the Company, we believe that our long term strategy is sound and progressing well. Currently, we are making key investments to refine our business in the areas of logistics, marketing and systems. We believe that these initiatives will produce significant long term benefits and further our opportunities to improve customer satisfaction, grow market share and enhance financial performance.”

Earlier this year, Hooker Furniture announced the creation of a new department of supply chain planning and management, and has made significant investments in logistics, personnel and systems to improve inventory planning and delivery to retailers. “We are implementing a state-of-the-art system, adding supply planning professionals, and positioning the Company to provide significant enhancements in inventory availability at lower cost,” Toms said. “Inventory turnover and logistics efficiency are expected to improve as the Company’s supply chain management system continues to ramp up,” he said.

Hooker Furniture Corporation – Press Release

June 29, 2005

“Our improved supply chain management initiative also will help us execute our long term growth strategy by expanding from our historical niche strengths in home entertainment, home office and occasional furniture to expanded offerings in multi-category collections. These collections are requiring us to better coordinate availability of inventory,” Toms said.

“Despite sluggish conditions at retail that persisted throughout the second quarter, Hooker enjoyed near record orders on its newly introduced furniture styles at the April International Home Furnishings Market. Two new whole-home collections – Preston Ridge and Casa del Sol – were very well received,” Toms said, “along with continued strong reception for niche products such as game tables, a new category for the Company.”

An accompanying strategy for the Company is to gain more product display space with its dealers. The Company is progressing according to its plan to install “store within a store” display galleries with existing retailers dedicated exclusively to multi-category and whole-home collections under the Hooker and Bradington-Young brands. Toms added, “This will supplement existing dedicated specialty galleries displaying Hooker’s home entertainment, home office or Seven Seas products. The new branded store environments will increase product display space on retailers’ floors and will include all product categories in Hooker’s and Bradington-Young’s lines.”

Gross profit margin decreased to 27.3% of net sales in the 2005 second quarter compared to 27.9% in the 2004 second quarterly period. For the 2005 fiscal year-to-date period, gross profit margin decreased to 26.7% of net sales compared to 27.0% in the comparative 2004 period, as a result of a decline in gross profit margin for domestically produced wood furniture, partially offset by gross profit margin improvements for upholstered leather and imported wood and metal furniture.

The 2005 second quarter and six month gross profit margin improvement for imported wood and metal furniture versus the comparable prior year period was principally a result of a decline in the delivered cost of products as a percentage of sales. During the 2005 three and six-month periods, domestic wood furniture gross margin has been impacted by higher discounting, principally for the sale of discontinued and slow moving products. Bradington-Young’s gross profit margin improvement for the 2005 six-month period versus the same period a year ago was driven primarily by lower labor and overhead costs as a percentage of net sales resulting from efficiencies gained by operating at higher production levels, partially offset by higher materials costs. Higher materials costs led to a decline in the 2005 second quarter gross margin for upholstered products.

Selling and administrative expenses decreased $227,000 to $15.93 million in the second quarter of 2005 from $16.16 million in the 2004 period. The decline in the 2005 second quarter is principally due to lower selling costs on lower net sales. As a percentage of net sales, selling and administrative expenses increased slightly to 18.0% through the effect of lower sales in the 2005 second quarter versus 17.7% in the 2004 period. For the 2005 six-month period, selling and administrative expenses increased to 18.6% from 17.5% in the same prior year period principally as a result of increased information technology and trade advertising costs. The costs of complying with Sarbanes-Oxley regulations increased during the first six months of 2005 compared with the prior year period, but declined in the 2005 second quarter versus the same 2004 period. The Company expects these costs to continue declining during the 2005 second half compared to the same 2004 second half.

Principally as a result of lower gross margin, operating income as a percentage of net sales declined to 9.4% in the 2005 quarterly period, compared to 10.2% for the 2004 second quarter. For the year-to-date period, operating income margin declined to 7.9% from 9.5% in the comparable 2004 period principally as a result of higher selling and administrative expenses as a percentage of sales, lower gross margin and a restructuring charge recorded in the 2005 first quarter. During the 2005 six months, net income fell $1.8 million to $7.8 million from $9.6 million in the same prior year period, and earnings per share declined $0.16 to $0.66 from $0.82 during the same period a year ago.

Hooker Furniture Corporation – Press Release

June 29, 2005

Hooker Furniture continues to maintain a strong balance sheet and cash flow. During the first six months of fiscal 2005, the Company has increased its cash position while paying down $8.8 million in long-term debt, repurchasing 50,000 shares of common stock for an aggregate cash payment of $930,000, or $18.60 per share, and increasing the quarterly dividend to $0.07 per share compared to $0.06 per share paid last year.

The Company generated positive operating cash flow during the 2005 six months, primarily as a result of operating profits, lower accounts receivable and higher accounts payable; partially offset by an increase in inventory levels. Also during the 2005 six-month period, the Company sold its Maiden, N.C. property for aggregate consideration of $5.5 million in cash. Cash and cash equivalents have increased by $1.2 million or 12.5%, to $10.4 million at May 31, 2005 from $9.2 million at the 2004 year end.

“As we look toward the second half of 2005, we expect continuing strength in demand for our imported products, a slowdown in upholstery orders in a stagnant upholstery environment, and continuing challenges for domestic wood furniture orders,” Toms said, adding that “we continue to evaluate our domestic wood furniture manufacturing capacity.”

“Our outlook for the upcoming quarter is mixed due to the uncertainties of inconsistent business at retail,” Toms said, adding that the Company expects net sales for the third quarter to decline 3-7% versus the prior year quarter.

At the June 29, 2005 meeting, the Board of Directors declared a dividend of $0.07 per share, payable on August 31, 2005 to shareholders of record August 16, 2005.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 81-year old manufacturer and importer of home theater, wall units, home office, bedroom and youth bedroom, casual and formal dining, accent and occasional pieces, and upholstered leather and fabric-covered furniture. With approximately 1,700 employees, the Company operates seven manufacturing facilities, a supply plant, five distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ SmallCap Market under the symbol HOFT, and closed at $18.50 on June 29, 2005. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving or managing growth and change, including risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported products; adverse political developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

-Tables Follow-

TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2005	2004	2005	2004
Net sales	$88,698	$91,490	$169,224	$169,712
Cost of sales	64,459	66,004	124,054	123,814

Gross profit	24,239	25,486	45,170	45,898
Selling and administrative expenses	15,934	16,161	31,420	29,733
Restructuring and related asset impairment charge
			366

Operating income	8,305	9,325	13,384	16,165
Other income, net	155	84	288	252

Income before interest and income taxes	8,460	9,409	13,672	16,417
Interest expense	434	517	773	1,010

Income before income taxes	8,026	8,892	12,899	15,407
Income taxes	3,167	3,378	5,090	5,853

Net income	$4,859	$5,514	$7,809	$9,554

Basic and diluted earnings per share	$.41	$.47	$.66	$.82

Weighted average shares outstanding	11,772	11,779	11,770	11,629

TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	May 31, 2005	November 30, 2004
Assets
Current assets
Cash and cash equivalents	$10,388	$9,230
Trade accounts receivable, less allowance for doubtful accounts of $1,273 and $1,341 on each date	38,277	40,960
Inventories	74,632	69,735
Prepaid expenses and other current assets	3,183	3,540
Assets held for sale		5,376

Total current assets	126,480	128,841
Property, plant and equipment, net	43,228	44,142
Goodwill	2,396	2,396
Intangible assets	4,677	4,765
Cash surrender value of life insurance policies	9,850	8,474
Other assets	783	300

Total assets	$187,414	$188,918

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$15,577	$14,930
Accrued salaries, wages and benefits	6,026	7,090
Other accrued expenses	3,360	3,011
Current maturities of long-term debt	2,201	6,671

Total current liabilities	27,164	31,702
Long-term debt, excluding current maturities	12,174	16,495
Deferred compensation	2,970	2,775
Other long-term liabilities	1,289	1,361

Total liabilities	43,597	52,333

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,425 and 14,475 shares issued and outstanding on each date	8,565	7,385
Unearned ESOP shares, 2,627 and 2,708 shares on each date	(16,417)	(16,927)
Retained earnings	152,149	146,886
Accumulated other comprehensive loss	(480)	(759)

Total shareholders’ equity	143,817	136,585

Total liabilities and shareholders’ equity	$187,414	$188,918

TABLE III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	May 31, 2005	May 31, 2004
Cash flows from operating activities
Cash received from customers.	$172,198	$169,919
Cash paid to suppliers and employees	(157,662)	(157,184)
Income taxes paid, net	(4,170)	(5,877)
Interest paid, net	(648)	(631)

Net cash provided by operating activities	9,718	6,227

Cash flows from investing activities
Purchase of property, plant and equipment	(2,652)	(1,371)
Proceeds from the sale of property and equipment	5,457	912

Net cash provided by (used in) investing activities	2,805	(459)

Cash flows from financing activities
Payments on long-term debt	(8,791)	(3,417)
Cash dividends paid	(1,644)	(1,394)
Purchase and retirement of common stock	(930)

Net cash used in financing activities	(11,365)	(4,811)

Net increase in cash and cash equivalents	1,158	957
Cash and cash equivalents at beginning of period	9,230	14,859

Cash and cash equivalents at end of period	$10,388	$15,816

Reconciliation of net income to net cash provided by operating activities:
Net income	$7,809	$9,554
Depreciation and amortization	3,670	3,838
Non-cash ESOP cost	1,718	2,030
Restructuring and related asset impairment charge	366
Gain on disposal of property and equipment	(15)	(11)
Provision for doubtful accounts	275	378
Deferred tax provision	(52)
Changes in assets and liabilities:
Trade accounts receivable	2,408	(365)
Inventories	(5,060)	(10,423)
Prepaid expenses and other assets	(1,584)	(2,028)
Trade accounts payable	647	784
Accrued salaries, wages and benefits	(1,132)	761
Other accrued expenses	593	1,859
Other long-term liabilities	75	(150)

Net cash provided by operating activities	$9,718	$6,227